News Release

Luby's, Inc.
2211 Northeast Loop 410
P.O. Box 33069
San Antonio, Texas 78265-3069
210/654-9000
www.lubys.com

For additional information contact:  Adam Carter, Communications Director, 832-435-3084

FOR IMMEDIATE RELEASE

Luby's Announces Subordinated Debt Default
- Bank Default Triggers Subordinated Debt Cross-Default Provision -

SAN ANTONIO, TEXAS - MAY 23, 2003.  Luby's today announced that the Company has been notified by its subordinated note holders, Chris and Harris Pappas, that as a result of the ongoing default under the Company's senior indebtedness (bank debt), the Company's subordinated debt held by the Pappases is also in default.  The bank debt default also has triggered an automatic suspension of interest payments on the subordinated debt.

"Harris and I are still very much dedicated to the future of Luby's and the successful implementation of our two-year business plan," said Chris Pappas, President and CEO.  "Nevertheless, since an arrangement has not been worked out yet with the senior lenders, we felt it was important for us to protect our rights under the $10 million loan that we made to the Company two years ago.  This does not reflect any change in our commitment to Luby's - and indeed is a reminder that we have a substantial investment in the Company that reflects our long-term belief in the Company's future."

In June 2001, Chris and Harris Pappas solidified their commitment to Luby's by lending the Company $10 million in subordinated debt.  As part of this agreement, the Company agreed that if the Company found itself in default with its bank group, that default would trigger an automatic default in the subordinated Pappas debt and a right to accelerate the maturity of subordinated debt.  Chris and Harris Pappas waived the defaults through May 19, 2003, although they have not waived the default after that date and have reserved all rights and remedies going forward.  The subordinated debt was to be due in 2011.

"We are confident that Chris and Harris remain committed to our two-year business plan and to curing all defaults under our bank debt as soon as possible," said Robert T. Herres, Chairman of the Board of Directors. "Chris, Harris, and their team have been working hard toward that end.  Like our bank group, they have decided it is important to protect their rights under their notes; however, under the terms of our subordination agreements, no payments can be made on the Pappas notes so long as we remain in default under our senior credit arrangements."

Luby's provides its customers with delicious, home-style food, value pricing, and outstanding customer service at its restaurants in Dallas, Houston, San Antonio, the Rio Grande Valley, and other locations throughout Texas and other states. Luby's stock is traded on the New York Stock Exchange (symbol LUB).

The company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the company.  Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, changes in the cost and supply of food and labor, the seasonality of the company's business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q.

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